Exhibit 4.3.7

Translation

CERTAIN INFORMATION (INDICATED BY ASTERISKS) IN THIS EXHIBIT HAS

BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND

EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED WITH RESPECT TO THE OMITTED PORTION.

Advertising Agency Agreement

Party A: Tianjin TV Satellite Media Co., Ltd.

Party B: Shang Xing Media Co., Ltd.

WHEREAS, Party A owns all of the advertising operation rights of Tianjin TV Station Satellite TV Channel (“Tianjin Satellite TV”) and Party B is a professional advertising firm with a long history of cooperation with Tianjin TV Station; NOW THEREFORE, pursuant to the general principles below, upon friendly consultation, Party A and Party B hereby enter into this Agreement:

Article 1 Scope of Cooperation and General Principles

1.1 In order to foster an ever stronger Tianjin Satellite TV and achieve win-win results during the course of development, Party A and Party B agree to cooperate with each other on the advertising business. All detailed provisions governing this cooperation are being entered into by Party A and Party B in accordance with the principles of fairness, reasonableness, trustworthiness and mutual sharing of benefits.

1.2. Party A and Party B intend to abide by the philosophy of “scientific development” and devote themselves to the brand building, program innovation and advertising operation of Tianjin Satellite TV and thereby enhance its audience rating and influence and ensure a positive growth of advertising revenues.

1.3. Pursuant to the laws and regulations of the state and relevant stipulations, Tianjin Satellite TV is a mass media organization of the Party and the Government and enjoys final programming and review and approval rights in respect of the contents to be broadcasted by it.

1.4. The Parties acknowledge that matters not covered under this Agreement shall be dealt with in accordance with the foregoing principles.

Article 2 Aggregate Advertising Business Revenue and Period of Agency

2.1 Party A and Party B agree that during 2011, Party B shall be appointed by Party A as its exclusive agent to operate Category One brands advertisements (exclusive of shopping ads and event marketing) and shall achieve an advertising revenue quota of RMB***** (RMB used herein refers to the legal tender of the PRC).

2.2 The period of agency shall be January 1, 2011- December 31, 2011.

Article 3 Agreement on the Contracted Brand Advertisements

3.1 Party A appoints Party B as its exclusive agent to operate Category One brands advertisements (exclusive of shopping ads and event marketing); such brand advertisements shall include all hard-sell advertisements, and special form advertisements such as TV Drama Theater shows, conventional programs naming rights and special broadcasting sponsorships.

3.2 Party B undertakes to Party A that as the exclusive agent for 2011 Tianjin Satellite TV brands advertisements, it shall guarantee the achievement of the advertising business revenue quota of RMB*****; namely, Party B shall pay to Party A 2011 advertising receipts in the amount of RMB*****.

3.3 Mechanism of Advertising Operation

3.3.1 Party B shall set up a branch entity (“Party B’s Branch”) in Tianjin, which shall assume full-process responsibility for the Tianjin TV’s brand advertising operations contracted for hereunder, provided however that Party B shall continue to be responsible to Party A for the liabilities and obligations hereunder.

3.3.2 In order to well carry out the Satellite TV’s 2011 advertising operations, Party A’s business personnel shall actively participate in the advertising sales work for which Party B acts as the exclusive agent, shall, in accordance with the pricing policy system mutually agreed by Party A and Party B, well carry out the sales and services in respect of local advertising customers which Party A’s business team has served but which have not yet placed ads with Tianjin Satellite TV, and shall work in conjunction with the business team of Party B to jointly seek to achieve the advertising operation revenue quota. The revenue quota for the agency work handled by Party A’s business team shall reach at least RMB***** (the list of customers, their 2010 ad placement volumes and their business scope are more fully set out in Exhibit 1). If such revenue quota is met by Party A’s business team, Party B shall pay Party A’s business team a bonus equal to *****% of the revenue quota, as reimbursement of the marketing expenses incurred by Party A’s business team in connection with the obtaining by it of relevant business; if such revenue target is missed, the shortfall will be offset against the contracted net aggregate revenue quota, except where such missing of the target has resulted from reasons attributable to Party B in terms of pricing policy and time resources, provided however, a signed confirmation shall be obtained from the general manager of Party B that such circumstances are actually attributable to Party B.

3.4 Advertising Business Agency Fee

3.4.1 Party A undertakes to Party B that if Party B achieves in accordance with the plan the advertising agency business revenue quota and has paid the full amount of advertising fee receipts to Party A, Party B shall be entitled to obtain the advertising business agency fee. Party A shall through Party B’s Branch refund to Party B *****% of the aggregate contracted advertising agency business revenue quota as the advertising business agency fee; and the advertising business agency fee to be paid by Party A to Party B’s Branch in the year of 2011 shall total RMB***** (*****);

3.4.2 Form of Refund: The refund shall be made on a monthly basis by deducting the relevant amount from the contracted quota turned over by Party B’s Branch to Party A each month.

Article 4 Specific Agreement on Brands Advertisement Resources

4.1 Party B, in the capacity of the exclusive general agent for Tianjin Satellite TV’s brands advertisement business, shall be the sole outlet for the operation of such type of advertising business of Tianjin Satellite TV. During the term of this Agreement, without written consent of Party B, neither Party A nor its subordinated departments or companies shall operate, sell or place in whatsoever manner any and all Category One advertisements (exclusive of shopping ads and event marketing) of Tianjin Satellite TV. Personnel of the advertising department of Party A shall be responsible for the programming and broadcasting of, and provision of relevant services for, such advertisements and shall participate in Party B’s operation, selling and servicing of such advertisements.

4.2 Definition of brands advertisements forms. All “Category One” forms of advertisements of Tianjin Satellite TV (exclusive of shopping ads and event marketing) are brand advertisements, including without limitation all kinds of commercial advertisements, TV drama and movie shows, program naming rights, screen corner advertisements, weather forecast (advertisements), special broadcasting sponsorships, program cooperation sponsorships, and soft-sell advertisements embedded in programs.

4.3 All advertisement forms shall be broadcasted in accordance with relevant laws and regulations of the state and relevant governmental authorities.

4.4 Total length of advertising time available to the agent. In accordance with the No. 61 Order of the State Administration of Radio, Film and Television, the total length of advertising time and the share of advertising time slots shall be as follows:

4.4.1 During 2011 daytime slots (08:00-18:30), total TV advertising time shall be no less than *****minutes per day;

4.4.2 During 2011 nighttime slots (18:30-24:30), total TV advertising time shall be no less than ***** minutes per day;

Further, (1) ***** minutes per day shall take place between 19:30-22:30; (2) Party A will in light of the actual business circumstances of Party B, provide, as appropriate, additional advertising time and will provide in total ***** minutes of additional advertising time within the time slot 19:00-22:30 (a maximum of ***** minute of advertising per day).

4.4.3 During post-midnight time slots (24:30—8:00), total TV advertising time shall be no less than ***** minutes per day.

4.5 In order to enhance the brand image and audience rating of Tianjin TV Satellite channel, if Party A launches a new program, Party A and Party B may in light of the actual status of Tianjin Satellite TV’s advertising operations, determine through mutual consultations the optimal brand composition plan.

Article 5 Agreements on Daily Advertising Operations

5.1 Advertising Space

Party A will by the end of November, 2010 prepare the channel programming schedule and the basic advertising space for the year of 2011, in respect of which Party A and Party B shall carry out consultations and reviews in accordance with the principle of “enhance audience rating, facilitate advertising revenue generation” and Party A shall have the final decision. Party A shall ensure that the advertising space so determined shall be strictly implemented and shall, in principle, give 5 business days written notice to Party B of any required temporary adjustment to the advertising space, provided that, in the event of any emergency, or any political task allocated by superior authorities, or other extraordinary circumstances, Party B shall demonstrate its full understanding and Party A shall not be deemed in breach even if it has failed to give Party B 5 business days written notice for adjustment.

5.2 In principle, no programs, including TV dramas, shall be broadcasted with in-film advertisements. Where such advertisements are necessary, prior written consent of Party B shall be obtained and the relevant advertising revenue shall be calculated towards the contracted revenue quota of Party B.

5.3 The advertisement pricing and discount system of Tianjin Satellite TV shall be determined by Party B with reference to market prices and shall be filed by Party B with Party A for record, whereupon Party B shall be responsible for its implementation.

Article 6 Agreements on Agency Security Deposit and Advertising Revenue Quota Payments

6.1 Agency Security Deposit

6.1.1 Party A and Party B agree that relevant advertising agency provisions hereof shall not become effective until Party B shall have timely and fully paid to Party A the advertising business agency security deposit, which shall be equal to *****% of the total brand advertisements revenue quota contracted by the parties for 2011. Considering that such contracted brand advertisements revenue quota for 2011 is RMB*****, the agency security deposit to be paid by Party B to Party A shall thus be RMB*****.

6.1.2 Party B shall by Nov.30, 2010 pay up the 2011 advertising agency security deposit. If Party B fails to timely pay such agency security deposit, Party B shall be deemed to have automatically waived its exclusive agency rights for Tianjin Satellite TV’s 2011 brand advertisements.

6.1.3 The advertising agency deposit shall be directly transferred from Party B’s account into Party A’s designated account.

6.1.4 The name, number and opening bank of Party A’s account shall be:

6.1.5 The name, number and opening bank of Party B’s account shall be:

6.1.6 If a unilateral breach by Party B results in a failure to perform the contract, Party B shall forfeit its performance security deposit. If Party B duly performs this Agreement until the expiry of this Agreement (i.e. end of 2011), the agency security deposit paid by Party B may be offset against the share of the last month of 2011 of the contracted advertising revenue quota of 2011.

6.1.7 If this Agreement is terminated earlier by mutual agreement of the Parties in the absence of any breach by Party B, Party A shall refund the security deposit to Party B within 5 days from the date of settlement by the Parties of the advertising operation business.

6.2 Payment of Advertising Revenue Quotas

6.2.1 Party B shall by the 25th day of each month pay to Party A the advertising revenue quota of the next month, which shall be equal to 1/12 of the total advertising revenue quota of the current year as agreed under this Agreement, in accordance with the following schedule:

By December 25, 2010, payment of January 2011 advertising revenue quota in the amount of RMB*****; with the actually paid amount to be RMB***** upon deduction of the agency fee;

By January 25, 2011, payment of February 2011 advertising revenue quota in the amount of RMB*****; with the actually paid amount to be RMB***** upon deduction of the agency fee;

By February 25, 2011, payment of March 2011 advertising revenue quota in the amount of RMB*****; with the actually paid amount to be RMB***** upon deduction of the agency fee;

By March 25, 2011, payment of April 2011 advertising revenue quota in the amount of RMB*****; with the actually paid amount to be RMB***** upon deduction of the agency fee;

By April 25, 2011, payment of May 2011 advertising revenue quota in the amount of RMB*****; with the actually paid amount to be RMB***** upon deduction of the agency fee;

By May 25, 2011, payment of June 2011 advertising revenue quota in the amount of RMB*****; with the actually paid amount to be RMB***** upon deduction of the agency fee;

By June 25, 2011, payment of July 2011 advertising revenue quota in the amount of RMB*****; with the actually paid amount to be RMB***** upon deduction of the agency fee;

By July 25, 2011, payment of August 2011 advertising revenue quota in the amount of RMB*****; with the actually paid amount to be RMB***** upon deduction of the agency fee;

By August 25, 2011, payment of September 2011 advertising revenue quota in the amount of RMB*****; with the actually paid amount to be RMB***** upon deduction of the agency fee;

By September 25, 2011, payment of October 2011 advertising revenue quota in the amount of RMB*****; with the actually paid amount to be RMB***** upon deduction of the agency fee;

By October 25, 2011, payment of November 2011 advertising revenue quota in the amount of RMB*****; with the actually paid amount to be RMB***** upon deduction of the agency fee;

By November 25, 2011, payment of December 2011 advertising revenue quota in the amount of RMB*****; with the actually paid amount to be RMB***** upon deduction of the agency fee.

The monthly revenue quotas to be paid during the following two years shall be fixed in accordance with the same principle on the basis of the respective contracted quotas to be newly determined by the Parties. Party A shall issue to Party B an advertisement broadcasting payment invoice on the date of receipt of the above advertising revenue payments.

6.2.2 Party B shall be deemed in breach if it fails to timely and fully pay payable advertising revenue quotas and so defaults for more than 5 business days, in which event Party A may unilaterally terminate the contract without refunding the agency security deposit.

Article 7 Bonus

If Party B achieves the brand advertisements revenue quota of RMB***** in accordance with this Agreement, Party A will award a quota accomplishment bonus to Party B equal to *****% of the Category One advertisements revenue quota; the payment of which shall be made in the same manner as the refunding of the agency security deposit, namely, such bonus may be set-off against the share of the last month of 2011 of the contracted advertising revenue quota of 2011. Such bonus shall be paid no later than December 31, 2011.

Article 8 Programming and Broadcasting Review of Advertisements and Relevant Services

8.1 During the term of this Agreement, the broadcast programming of the advertisements shall be governed by the Tianjin Satellite TV Programs and Advertising Space Arrangement to be determined by the Parties through mutual consultations. In the event of a temporary space adjustment, the advertising space shall be governed by the space arrangement of the then current day, provided that Party A shall be obligated to provide 2 days written notice to Party B, so that Party B may notify the advertisers. In the event of any urgent adjustment under extraordinary circumstances, Party A shall notify Party B as soon as possible.

8.2 In order to guarantee stable carrying-out of the advertising operation, Party A shall ensure the stability of the advertising space. In the event of any space adjustment due to state policy or political publicity campaigns, Party B shall unconditionally accept such adjustment, provided that Party A shall seek to ensure that the total advertising time available to Party B during the affected time slots shall remain unchanged. Space and advertising time slot adjustments arising out of the space re-arrangement needs of Party A shall be discussed and considered by the Parties, but Party A shall have the final decision.

8.3 Party A shall be responsible to coordinate with Tianjin Satellite TV so that the advertisements provided by Party B shall be broadcasted during the advertising time slots. If Party B cannot timely put in place advertisements for Party A to broadcast during the relevant time slots, Party A shall only have the right to broadcast non-profit promotional or publicity films and public interest advertisements during such time slots. Party A shall be deemed in breach if it broadcasts other advertisements or otherwise broadcasts for profit.

8.4 Party B shall in principle provide the advertisement schedule 3 business days before the date of broadcasting and shall provide the sample broadcasting tapes of advertisements 2 business days in advance. Unless otherwise provided herein, Party A may not modify the sample tapes of advertisements without consent of Party B.

Article 9 Rights and Obligations of Party A

9.1 Party A shall have the right to receive from Party B the mutually agreed advertising revenue quota payments in accordance with the relevant payment provisions hereof.

9.2 In order to fully understand the status of the programs of Tianjin Satellite TV Channel and the overall circumstances of ad resources of Tianjin Satellite TV Channel, the management of Party A and the management of Party B shall on a monthly basis hold an information exchange meeting at which Party A shall timely provide information on the programs, programming, large events and audience ratings and Party B shall provide information on the ad placement status with the programs broadcasted by Tianjin and other basic information.

9.3 Party A shall be obligated to cooperate with Party B and participate in the ad sales work of Tianjin Satellite TV; shall, on the basis of Party B’s case-by-case (with respect to each sales order)management model, provide Party B with information on normally registered customers; and shall, in accordance with the ad pricing policy established by Party B, cooperate with the Party B to enable successful sales and services to customers and assist Party B to actively develop new customers.

9.4 Party A shall be obligated to provide the advertisement broadcasting programming schedule of Tianjin Satellite TV and furnish broadcasting certificates.

9.5 Party A shall be obligated to cause relevant personnel of Tianjin Satellite TV to cooperate with Party B in its carrying out of the advertising operations hereunder.

9.6 Party A undertakes that during the term of the contract it will spend more funds on the purchase of TV dramas than during the previous year.

9.7 Party A undertakes that Tianjin Satellite TV will broadcast no less than 4 large-event programs in 2011 and that the nationwide audience rating (during the same time slot) of such large-event programs will rank among the top 6, and that, if consistent with the rules of the State Administration of Radio, Film and Television, such events shall span across no less than 10 weeks.

9.8 Party A undertakes to actively promote the landing of Tianjin Satellite TV around the nation and to seek to cover a population of more than 780 million by end of 2010; Party A will provide the coverage plan together with the coverage regions by November 30, 2010. For the purpose of this provision, the coverage survey data published by China Mainland Marketing Research Company in December of each year shall serve as the basis for the calculation of such covered population. If Party A fails to meet the coverage target set out herein, Party B may, through discussions, seek from Party A indemnity for relevant losses.

9.9 Party A undertakes to actively innovate its programs, enhance its audience share in Tianjin City and around the country and seek to bring such audience share to a level higher than that of 2010. In 2011, the 35 cities audience rating of Tianjin Satellite TV will rank among the top 8; and Party A will seek to enhance its provincial network audience rating and bring it to a top 8 ranking by end of 2011. For the purpose of this provision, the audience rating figures provided by CSM Research shall serve as the basis for the calculation of such audience share figures. If the 35 cities audience rating ranks below the 10th place for 3 consecutive months, Party B shall be entitled to terminate the contract.

9.10 Party A undertakes that the 2011 promotion expenses of Tianjin Satellite TV shall be no less than RMB***** (exclusive of the resources of the TV station itself and swap resources); that no less than two large promotional client meetings will be organized in relation to Tianjin Satellite TV at the cost of Party A (Party B shall cooperate with the implementation and promotion work of Party A); If Internet promotion is involved, Party A may entrust Party B to carry out the same, but at the cost of Party A. Party B has the right to supervise the use of the promotional expenses of Party A.

9.11 Party A shall actively cooperate with the advertising operation and agency work of Party B and shall not modify without authorization the advertising broadcasting positions and forms which have been confirmed by Party B and its advertising clients, and where a similar circumstance has occurred, Party A shall actively urge relevant departments to broadcast the advertisements in accordance with the advertisement broadcasting schedule and order as confirmed by Party B and shall deduct the advertising payments associated with such erroneous or omitted ad broadcasting.

9.12 Party A shall timely provide Party B with relevant program information so as to facilitate the entry into advertisement broadcasting contracts between Party B and its advertising clients. In addition, Party A shall actively assist Party B to provide services to, and pursue claims against, the advertisers.

9.13 If, due to governmental acts, fire, earthquake or other accidental events or natural disasters beyond the control of Party A (force majeure events), the advertisements arranged for by Party B cannot be broadcasted as expected, Party A shall consult with Party B on the solution and shall seek to minimize the losses of Party B, provided however that Party A shall not assume breach of contract liabilities for any damage suffered by Party B as a result of the same.

9.14 Party A agrees to the participation by Party B in the planning of the program production, introduction and programming and like work of Tianjin Satellite TV, provided that Party A shall have the final decision.

9.15 Party A shall be obligated to assist Party B to coordinate its relationship with the governmental authorities of Tianjin so as to create a positive environment for the advertising operations of Party B.

9.16 The leadership of Party A shall be amenable to the publicity and promotion work carried out by Party B for the purpose of strengthening the programs and advertising impact of Tianjin Satellite TV by attending at least 3 times a year during the term of the contract large advertising promotional events organized by Party B.

9.17 Party A warrants that it is a lawfully existing company; that it has the capacity to enter into this Agreement; that it has completed internal decision-making and authorization procedures; and that this Agreement, once executed, will become binding upon it.

Article 10 Rights and Obligations of Party B

10.1 During the term of this Agreement, Party B shall have the exclusive general right to act as the agent of Tianjin Satellite TV in respect of its Category 1 advertisements (exclusive of shopping ads and event marketing), shall be entitled to independently exercise (through agency and other appropriate forms and means) the advertising operation right as agreed by the Parties and prescribed by law (including without limitation the right in relation to operation, sales and advertisement placement), and shall have the right to receive relevant benefits, all in accordance with the provisions of this Agreement.

10.2 During the term of this Agreement, without consent of Party B, Party A shall not in whatsoever form grant to any third party any part or all of the advertising operation rights of Tianjin Satellite TV for which Party B acts as the agent hereunder.

10.3 Party B shall be obligated to accomplish the advertisement release operations and shall timely and fully pay to Party A the advertising revenue quota payments as agreed by the Parties.

10.4 Party B shall be solely responsible for any and all economic and legal liabilities arising out of any dispute or controversy with any third party during the course of its business negotiation and advertisement release, and shall remove the effects and indemnify Party A against damages if Party A has been adversely affected or prejudiced thereby.

10.5 Party B shall actively cooperate with Party A so as to ensure sound carrying-out of the advertisement programming and broadcasting work and shall comply with the advertisement broadcasting rules of Party A.

10.6 Party B shall have the right to make recommendations as to the key programs (including TV dramas) and key operation projects of Tianjin Satellite TV.

10.7 During the term of the Contract, Party B shall be responsible for acting as the advertising agent for Category 1 advertisements of Tianjin Satellite TV (exclusive of shopping ads and event marketing) and shall have the final decision with respect to the pricing and discounts of such Category 1 advertisements of Tianjin Satellite TV (exclusive of shopping ads and event marketing).

10.8 During the term of this Agreement, Party B shall bear any economic losses arising out of any penalty imposed by relevant authorities of the state on any advertisement provided by Party B and shall remove the effects and indemnify Party A against damages if Party A has been adversely affected or prejudiced thereby.

10.9 During the term of this Agreement, Party B undertakes to comply with the following:

10.9.1 Other than matters in connection with the exclusive general agency in respect of Category 1 advertisements (exclusive of shopping ads and event marketing) as specified by Party A, Party B shall not, in the name of Party A, engage in any other matter which is not related to such exclusive general agency;

10.9.2 Party B shall not abuse the creditworthiness of Party A and shall not, on behalf of and in the name of Party A, make any representation or warranty which is not related to the exclusive general agency or bind Party A to any liabilities or obligations; and

10.9.3 Party B shall maintain the confidence of, and refrain from divulging, the trade secrets of Party A.

10.10 Party B warrants that it is a lawfully existing company; that it has the capacity to enter into this Agreement; that it has completed internal decision-making and authorization procedures; and that this Agreement, once executed, will become binding upon it.

Article 11 Breach of Contract Liabilities

11.1 The Parties shall strictly comply with the provisions of this Agreement. Any violation of any obligations hereunder shall be deemed a breach. The breaching party shall immediately cure such breach, remove the effects, and, where the other party suffers direct economic losses due to such breach, provide indemnity.

11.2 If Party B defaults on the payment of advertising revenue quotas, it shall pay Party A liquidated damages equal to *****% of such due but unpaid amounts; if Party B so defaults on the advertising revenue quota payments for more than 5 business days, it shall be deemed in a material breach and Party A shall have the right to unilaterally terminate this Agreement without refunding the agency security deposit. If Party B otherwise materially breaches this Agreement, as a result of which Party A becomes unable to achieve the economic benefits as expected by it at the time of execution of this Agreement, and if Party B fails to remedy such breach within 3 business days of receipt of such breach remedy notice from Party A, Party A shall have the right to terminate this Agreement without refunding the agency security deposit.

11.3 Party A shall be deemed to have materially breached this Agreement if it fails to normally broadcast, without cause, the advertisements provided by Party B, except where such failure has been caused by governmental acts, fire, earthquake and other natural disasters or force majeure events beyond the control of Party A. If there has been a material breach by Party A, or if a failure by Party A to fulfill its undertakings hereunder has resulted in Party B’s inability to achieve the economic benefits as expected by it at the time of execution of this Agreement, Party A shall take remedy actions within 3 business days of receipt of written notice of Party B, failing which Party B shall have the right to terminate this exclusive general agency contract and Party A shall refund the full amount of the agency security deposit.

11.4 If Party A terminates earlier this Agreement without cause, Party A shall refund the agency security deposit of Party B with interest.

11.5 If Party B terminates earlier this Agreement without cause, Party B shall forfeit the agency security deposit.

11.6 If, due to a force majeure event (including changes to relevant policies of the state, emergencies beyond the control of the Parties, etc.) or a serious downfall in China’s overall TV advertising market, it becomes impossible to continue to perform this Agreement, the Parties may, though mutual consultations and mutual agreement, re-determine, in light of market conditions, relevant quota requirements and may ultimately terminate this Agreement, without any liability to each other, provided that the rights, obligations and liabilities of the Parties accrued prior to such termination shall continue to be exercised or fulfilled in full.

11.7 In the event of an erroneous broadcasting or omitted broadcasting caused by Party A rather than by a force majeure event, Party A shall make up the broadcasting to the extent permissible by its programs scheduling and, in so doing shall not make use of the originally arranged advertising space. The principle to govern the making-up of a broadcasting shall be “1 make-up broadcasting for each erroneous broadcasting; 1 make-up broadcastings for each omitted broadcasting”. Party B shall be solely liable for any erroneous or omitted broadcasting caused by itself.

Article 12 Assignment of Right of Agency

12.1 Party B shall perform its obligations and fulfill this agency agreement in accordance with the provisions hereof. Party B shall not assign in whole the right of acting as the exclusive general agent to any party without the consent of Party A.

12.2 Party B may separately appoint third party sub-agents to fulfill part of the advertising operation project under this Agreement, provided that such sub-agents shall have the relevant qualifications and conditions. Party A will not interfere with such sub-agency contract relationship between Party B and such third parties and Party B shall be liable to Party A for the responsibilities of such third parties.

12.3 Party B shall be liable to Party A for the projects delegated by it to its sub-agents.

12.4 Party B shall be deemed in a material breach if it assigns to any third party all of the agency right granted to it hereunder, in which event Party A shall have the right to unilaterally terminate, with immediate effect, the performance of this agency contract without refunding the agency security deposit.

Article 13 Renewal of Contract

The exclusive general agency in respect of the brand advertisements (i.e. Category One advertisements) as agreed hereunder shall last from January 1, 2011 to December 31, 2011. Provided that Party B shall have achieved the 2011 aggregate advertising revenue quota confirmed by the Parties hereunder, Party B shall have the priority right to enter into the contract for the year of 2012, so long as the terms and conditions are equal.

Article 14 Changes to and Termination of the Contract

14.1 As from the execution date hereof, unless the circumstances specified hereunder occur or the statutory termination conditions are met, no party may change or terminate this Agreement. Any change, modification or addition to or deletion from this Agreement shall be subject to mutual consultations and mutual agreement of the Parties and shall be made in the form of a written instrument, which shall be an integral part of, and have the same force as, this Agreement.

14.2 Under any of the following, either of the Parties hereto may change or terminate this Agreement:

14.2.1 If, as a result of force majeure, this Agreement becomes incapable of performance, the parties may change this Agreement through mutual consultations, failing which, any party may terminate this Agreement earlier.

14.2.2 This Agreement is changed or terminated by mutual agreement of the Parties;

14.2.3 This Agreement is terminated in the event of the termination circumstances set forth in Articles 9.9, 11.2, 11.3, 12.4 or 18.4.

Article 15 Miscellaneous

15.1 Expiry of this Agreement shall not affect any outstanding rights and obligations of any Party, which shall continue to be exercised or performed by the relevant Party in favor of the other Party.

15.2 In the event of any organizational change, consolidation or cancellation of a Party, such Party shall notify the other Party of the same within 7 days of receipt of the relevant governmental approval document and shall ensure that all contractual rights and obligations shall be assumed by the organization arising out of such change.

Article 16 Notice

16.1 Any notice, request or other communication required under this Agreement shall be made in writing and may be sent to the other Party by way of post, fax, electronic mail at the addresses set out in the signature space of each Party ( with the designated person of each Party set out therein as the contact person of each Party). Such contact persons of the Parties shall within 4 days of execution hereof confirm such notice information in writing.

16.2 For the avoidance of doubt, the Parties confirm that a notice shall be deemed to have been served on the receiving party on the following dates:

(a) if it is delivered by way of personal delivery, on the date shown on the receipt acknowledgement signed by the receiving party;

(b) if it is delivered by way of registered letter, on the 5th day from the date shown on the domestic registered letter posting receipt issued to the notifying party ;

(c) if it is delivered by fax, on the first business day after receipt by the notifying party of the successful transmission report;

(d) if it is delivered by courier service, on the 4th day from the date shown on the posting receipt issued to the notifying party.

16.3 Any change to a party’s mailing address or means of contact shall be notified in writing to the other party within 10 days of such change.

Article 17 Dispute Resolution

17.1 Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through amicable consultations, failing which it shall be submitted to the People’s Court of the place of the defendant for resolution by way of litigation. The losing Party shall bear the litigation costs.

17.2 On occurrence of a dispute and during the course of its litigation, the Parties shall continue to exercise their rights and perform their obligations except for their rights and obligations in respect of matters under litigation.

Article 18 Governing Law and Changes in Law

18.1 All provisions of this Agreement shall be governed by the current laws of the People’s Republic of China. If, due to any new enactment of laws, decrees or regulations or any amendment to any existing laws, decrees or regulations made upon effectiveness of this Agreement, the economic benefits of any Party hereunder suffers any material change, the Parties shall without delay consult each other and shall make such modifications and adjustments to relevant provisions hereof to the extent necessary to protect the normal economic benefits of the Parties hereunder.

18.2 If a material change occurs in laws and regulations and such change results in the inability of any or both of the Parties to continue to perform this Agreement, then such party(ies) as affected by such change in laws and regulations shall be entitled to terminate this Agreement.

Article 19 Effectiveness of Contract

This Agreement shall be made in four originals. This Agreement is executed on this day of October 20, 2010 by the authorized representatives of the Parties in Tianjin and shall become effective from the date of execution and sealing (with a common seal or special contract seal). Each party shall hold two copies of this Agreement, both of which shall have the same legal force and effect.

(SIGNATURE PAGE TO ADVERTISING BUSINESS AGENCY CONTRACT)

Party A (Seal): Tianjin TV Satellite Media Co., Ltd.

Legal Representative/Authorized Representative:

Legal Address:

Tel:

Fax:

Email:

Party B (Seal): Shang Xing Media Co., Ltd.

Legal Representative/Authorized Representative:

Legal Address:

Tel:

Fax:

Email:

Date: October 20, 2010